Exhibit 99.1

KINDER MORGAN ENERGY PARTNERS INCREASES
QUARTERLY DISTRIBUTION TO $1.16 PER UNIT

Distribution 5% Higher Than Third Quarter 2010

HOUSTON, Oct. 19, 2011 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today increased its quarterly cash distribution per common unit to $1.16 ($4.64 annualized) payable on Nov. 14, 2011, to unitholders of record as of Oct. 31, 2011.  The distribution represents a 5 percent increase over the third quarter 2010 cash distribution per unit of $1.11 ($4.44 annualized).  KMP has increased the distribution seven consecutive quarters and 42 times since current management took over in February of 1997.
Chairman and CEO Richard D. Kinder said, “KMP had a very strong third quarter, with all five of our business segments producing higher segment earnings before DD&A than during the same period last year.  Total segment earnings before DD&A for the quarter were up 18 percent to $941.1 million versus the comparable period last year.  We now expect to exceed our previously announced 2011 budget at KMP for cash distributions of $4.60 per unit.  There are exceptional growth opportunities in the midstream energy sector, particularly in the natural gas shale plays and in the coal export business.  With our large footprint of assets in North America KMP is well positioned for future growth.”
KMP reported third quarter distributable cash flow before certain items of $394.1 million, up 24 percent from $317.9 million for the comparable period in 2010.  Distributable cash flow per unit before certain items was $1.19 compared to $1.02 for the third quarter last year.  Third quarter net income before certain items was $451.0 million compared to $343.1 million for the same period in 2010.  Including certain items, net income was $216.3 million compared to $322.4 million for the third quarter of 2010.  Certain items totaled a net loss of $234.7 million versus a net loss of $20.7 million for the same period last year.  The primary certain items include:
•
A previously announced $167.2 million non-cash write down of the carrying value of KMP’s initial 50 percent purchase of KinderHawk based on the July purchase of the remaining 50 percent at a lower price.

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•
Legal reserve adjustments totaling a net loss of $69.3 million primarily related to an adverse tentative statement of decision by a California Superior Court on annual rights-of-way lease payments for certain of the company’s West Coast operations.  The company will pursue modification of this decision and appellate review as necessary.

For the first nine months, KMP produced distributable cash flow before certain items of $1.10 billion, up 11 percent from $0.99 billion for the first three quarters of 2010.  Distributable cash flow per unit before certain items was $3.40 compared to $3.26 for the comparable period last year.  Net income before certain items was $1.27 billion versus $1.10 billion for the first three quarters of 2010.  Including certain items, net income was $789.1 million compared to $914.9 million for the same period last year.
Overview of Business Segments
The Products Pipelines business produced third quarter segment earnings before DD&A and certain items of $177.9 million, up 4 percent from $171.6 million for the comparable period in 2010.  Growth in the segment would have been higher except for a charge of $7.6 million related to the 2011 portion of the litigation mentioned above.  Products Pipelines is currently expected to come in below its published annual budget of 6 percent growth.
“Much of the growth in the third quarter was driven by higher volumes on the Cochin pipeline system due to increased demand for both terminal and storage deliveries,” Kinder said.  “Plantation Pipe Line Company had higher revenues and increased gasoline and jet fuel volumes, and our Southeast and West Coast terminals also produced better results than in the comparable period last year.”
Total refined products volumes decreased 0.4 percent for the third quarter versus the same period last year, with pipeline volumes up on Calnev and Plantation, but down on Pacific and Central Florida.  Overall gasoline volumes (including transported ethanol on the Central Florida Pipeline) were down 0.5 percent and diesel volumes were down 3.2 percent due to weak market demand.  Jet fuel volumes were up 3.7 percent, attributable to solid commercial volumes in the Southeast and a significant increase in military jet volumes on our Pacific system.  NGL volumes were up 14 percent versus the same period last year due to the strong performance at Cochin.  This segment also handled 8.0 million barrels of ethanol in the third quarter, up
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6 percent from the same period last year, and realized solid growth in biodiesel barrels handled.
The Natural Gas Pipelines business produced third quarter segment earnings before DD&A and certain items of $248.0 million, up 31 percent from $188.9 million for the comparable period in 2010, and is currently expected to be substantially above its annual budget of 8 percent growth due to the acquisition of assets from Petrohawk.
“Growth in the third quarter was driven substantially by contributions from the KinderHawk acquisition, Fayetteville Express Pipeline (full service Jan. 1, 2011), good results from the Texas intrastate pipeline system (reflecting higher processing margins and Eagle Ford joint venture income), higher gas sales margins on KMIGT, increased Midcontinent Express revenues and higher Casper-Douglas processing margins,” Kinder said.
Overall segment transport volumes were up 12 percent in the third quarter versus the same period last year due to the Fayetteville Express Pipeline coming online and solid transport volumes on the Texas intrastate pipeline system.  Sales volumes on the Texas intrastates were relatively flat with the third quarter of 2010.
The CO2 business produced third quarter segment earnings before DD&A and certain items of $286.3 million, up 25 percent from $229.4 million for the same period in 2010, and is expected to come in close to its published annual budget of 14 percent growth.
“Growth in the third quarter compared to the same period last year was attributable to higher oil prices and higher NGL prices with net crude volumes relatively flat,” Kinder said.  “The realized weighted average oil price was almost $11 per barrel higher than it was in the comparable period last year.”
Oil production was up over 1 percent at the SACROC Unit (29.4 thousand barrels per day (MBbl/d) versus 29.0 MBbl/d) compared to the third quarter of 2010, and slightly above plan.  At the Yates Field production was down compared to the same period last year (21.5 MBbl/d versus 23.2 MBbl/d), and slightly below plan.  At the Katz Field, the production response from the recently initiated enhanced oil recovery activities remains slower than planned, but is within the range of modeled outcomes.  Production response improved during the third quarter and Katz is averaging over 800 barrels per day (bpd) in October.  Consistent with what was reported last quarter, Katz is now expected to realize an incremental 250-300 bpd of oil production this year,
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down from the beginning of the year projection of over 1,000 incremental bpd.

The Snyder Gasoline Plant set a quarterly NGL production record, producing gross volumes of 16.7 MBbl/d, up 3 percent from 16.2 MBbl/d in the third quarter of 2010.  KMP’s net volumes declined, however, compared to the same period last year (8.4 MBbl/d versus 10.0 MBbl/d) due to a contractual reduction in KMP’s net interest in the NGL production from the plant.
The CO2 segment is an area where KMP is exposed to commodity price risk, but that risk is partially mitigated by a long-term hedging strategy intended to generate more stable realized prices.  The realized weighted average oil price per barrel for the quarter, with all hedges allocated to oil, was $70.43 versus $59.54 for the same period in 2010.  The realized weighted average NGL price per barrel for the quarter, allocating none of the hedges to NGLs, was $68.86 compared to $46.73 for the same period last year.
The Terminals business produced third quarter segment earnings before DD&A and certain items of $180.4 million, up 10 percent from $164.0 million for the comparable period in 2010, and is expected to come in slightly below its published annual budget of 10 percent growth.
“About three quarters of the growth in this segment was driven by organic sources compared to the third quarter of 2010, with the remainder coming from acquisitions,” Kinder said.  “Internal growth was led by higher export coal volumes at Pier IX in Virginia and at our bulk facilities in Houston, as coal volumes handled across the company increased by 23 percent compared to the third quarter of 2010.  We also realized increased ethanol throughput at the Argo facility in Chicago and higher results at Carteret in New York Harbor due to tank expansions.”  Acquisitions that contributed to growth quarter over quarter included the Watco rail transaction (December 2010) and the purchase of the Port Arthur, Texas, terminal (June 2011) which handles petcoke for the Total refinery.
For the third quarter, this segment handled 15.5 million barrels of ethanol, up 10 percent from 14.1 million barrels for the comparable period last year.  Combined, the terminals and products pipelines business segments handled about 23.5 million barrels of ethanol compared to 21.7 million barrels in the third quarter of 2010.  For the first three quarters of this year, the
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terminals and products pipelines business segments combined handled about 67.9 million barrels of ethanol versus 66.6 million barrels in the comparable period a year ago.  KMP continues to handle approximately 30 percent of the ethanol used in the United States.
Kinder Morgan Canada produced third quarter segment earnings before DD&A and certain items of $48.5 million, up 10 percent from $44.0 million for the same period in 2010, and is currently expected to come in above its published annual budget of 6 percent growth.  “Growth in the third quarter compared to the same period last year was attributable to the new toll agreement on the Trans Mountain pipeline and the strength of the Canadian dollar,” Kinder said.
2011 Outlook
KMP previously announced that it expects to declare cash distributions of $4.60 per unit for 2011, a 4.5 percent increase over the $4.40 per unit it distributed for 2010, and the company is on track to exceed that target.  Kinder noted that KMP’s stable and diversified assets continue to grow and increase cash flow in all types of market conditions.
KMP’s budget assumed an average WTI crude oil price of approximately $89 per barrel in 2011, which approximated the forward curve at the time the budget was prepared.  The overwhelming majority of cash generated by KMP’s assets is fee-based and is not sensitive to commodity prices.  In its CO2 segment, the company hedges the majority of its oil production, but does have exposure to unhedged volumes, a significant portion of which are natural gas liquids.  For 2011, the company expects that every $1 change in the average WTI crude oil price per barrel will impact the CO2 segment by approximately $5 million, or less than 0.2 percent of KMP’s combined business segments’ anticipated segment earnings before DD&A.
Kinder Morgan Management, LLC (NYSE: KMR) also expects to declare distributions in excess of $4.60 per share for 2011.
Other News
Products Pipelines

•
KMP and Valero Energy Corp. announced a joint venture in mid-September to build a $220 million pipeline to expand the fuel supply of refined petroleum products to the southeastern United States.  Parkway Pipeline LLC will have an initial capacity of 110,000 bpd with the ability to expand to over 200,000 bpd.  The new 136-mile, 16-inch pipeline will transport gasoline, jet fuel and diesel from refineries in Norco, La., to an existing petroleum transportation hub in Collins, Miss., owned by Plantation Pipe Line

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Company.  From this hub the fuel will be transported by pipeline systems (including Plantation) to major markets in the Southeast.  The project is supported by a long-term throughput agreement with a credit worthy shipper and is expected to be accretive to cash available to KMP unitholders upon completion.  Pending receipt of environmental and regulatory approvals, the pipeline project should be in service by mid-year 2013.  KMP will build and operate the pipeline.

•
KMP’s $77 million expansion at its Carson Terminal in California continues to run ahead of schedule with the first two tanks coming online this month.  The company expects the five remaining tanks to be in service in late 2013.  Combined, the tanks will further increase storage capacity by 560,000 barrels for refined petroleum products.  Six of the seven tanks have been leased under a long-term agreement with a major oil company.

•
Construction of KMP’s approximately $48 million expansion project at Travis Air Force Base in northern California is also running ahead of schedule.  The company expects two of the three 150,000-barrel storage tanks under construction to begin service in December of 2011, with the third tank coming online in March of 2012.  All three tanks will store military jet fuel.

•
KMP is investing more than $35 million to further expand its renewable fuel handling capabilities at several of its terminals across the United States.  On the West Coast, facility modifications to provide for receipt, storage and blending of biodiesel will be completed at the company’s Las Vegas, Nev., Phoenix, Ariz., and Colton and Fresno, Calif., terminals in July 2012.  In the Southeast, ethanol blending modifications were completed at the company’s Birmingham, Ala., facility in September, and biodiesel blending modifications will be completed at Plantation Pipe Line’s Collins, Miss., terminal in December of this year.  The latter project will provide for expanded biodiesel blending into the Plantation Pipe Line system.  In Florida, Kinder Morgan now offers automated biodiesel blending at its Orlando terminal and completed modifications to allow its Tampa terminal to receive both railcar and vessel biodiesel deliveries.  KMP will also expand and modify facilities at its Port of Tampa terminal in Florida as part of a joint venture with the Tampa Port Authority and CSX Corporation to bring ethanol into Tampa via the first U.S. ethanol unit train to pipeline distribution system.  The project is expected to be operational by October 2012.

Natural Gas Pipelines

•
Eagle Ford Gathering, a joint venture between KMP and Copano Energy in south Texas, initiated flow on its rich gas gathering system on Aug. 1 with deliveries to Copano’s Houston Central plant for processing.  The joint venture also completed its 56-mile, 24-inch crossover line and began delivering gas on Oct. 3 for processing to the Williams Partners Markham processing plant in Matagorda County.  The joint venture’s pipeline to the Formosa Point Comfort processing plant in Jackson County is under construction and is expected to be in service by the end of November.  Also during the quarter, Eagle Ford Gathering executed firm gas service agreements with shippers for a combined 72,500 MMBtu per day and interruptible contracts with several producers totaling 37,000 MMBtu per day.  Currently, the joint venture expects to have about 400 miles of pipelines with capacity to gather and process over 700,000 MMBtu per day.  Including its 50 percent equity interest in the joint venture,

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but not including the crude/condensate pipeline, KMP’s Natural Gas Pipelines segment has committed approximately $200 million to expansion projects in the Eagle Ford Shale.

•
KinderHawk Field Services, the natural gas gathering, treating and services provider in the Haynesville Shale in Louisiana, has executed firm gathering and treating agreements with a third-party producer for the long-term dedication of four sections.  Natural gas from this producer is currently flowing to KinderHawk from one well, with additional wells expected to come online from the other sections in the fourth quarter of 2011 and the first quarter of 2012.  KinderHawk currently has more than 400 miles of pipelines with approximately 2 billion cubic feet (Bcf) per day of capacity and throughput of more than 1 Bcf per day.

•
The Federal Energy Regulatory Commission approved the Section 5 rate case settlement that KMIGT reached with its shippers in the first quarter this year.  Assuming no requests for rehearing of the Commission order approving the settlement are filed in the coming weeks, the settlement implements reduced fuel rates effective June 1, 2011.  The settlement fuel rates reduce annualized revenues for KMP by less than $10 million and, because the settlement will only be in effect for a partial year, the impact will be less for 2011.

CO2

•
There continues to be strong demand for CO2 for enhanced oil recovery and the company has undertaken additional engineering and design studies to identify additional CO2 supply and transportation expansion opportunities in southwestern Colorado.

Terminals

•
KMP entered into a long-term agreement with Progress Energy Florida to handle up to 4 million tons of coal a year at its IMT terminal in Louisiana.  The new contract will commence in 2013, at which time the agreement is expected to be accretive to cash available to KMP unitholders.  There are options to extend the contract for up to 20 years.  KMP continues to invest substantial capital to help provide long-term solutions for the coal industry and to meet its customers' needs.  KMP and its partner, AEP, are investing approximately $111 million to expand and upgrade the IMT terminal to handle the increased needs for export and domestic coal.  KMP continues to experience strong demand to handle export coal and expects to enter into additional contracts in the fourth quarter.

•
KMP completed phasing in over 1 million barrels of additional storage capacity for refined petroleum products at its Carteret, N.J. facility.  The $62 million project consisted of constructing three 125,000-barrel and four 165,000-barrel storage tanks.  The tanks possess gasoline blending capabilities with some having built-in flexibility to swing into ethanol or distillate service.

•
KMP completed a $14 million expansion of its Philadelphia, Pa., terminal to provide storage and handling services to accommodate a large chemical company.  The project is secured with a five-year agreement.

Kinder Morgan Canada

•
Trans Mountain pipeline plans to conduct a binding public open season beginning Oct. 20 and ending Jan. 19, 2012, to assess shipper interest to expand the pipeline.  Current capacity on Trans Mountain is 300,000 bpd.

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Financings

•
KMP sold common units valued at approximately $112.3 million under its at-the-market program.  Year-to-date, KMP has raised approximately $862.6 million through equity offerings and its at-the-market program.

•	KMP issued $750 million in senior notes in August.

Kinder Morgan, Inc.

•
As previously announced, Kinder Morgan, Inc. (NYSE: KMI) and El Paso Corporation (NYSE: EP) announced a definitive agreement whereby KMI will acquire all of the outstanding shares of EP in a transaction that will create the largest midstream and the fourth largest energy company in North America with an enterprise value of approximately $94 billion and 80,000 miles of pipelines.  The total purchase price, including the assumption of debt outstanding at El Paso Corporation and including the debt outstanding at El Paso Pipeline Partners, L.P. (NYSE: EPB) is approximately $38 billion.  Prior to closing, the transaction will require approval of both KMI and EP shareholders.  The transaction is expected to close in the second quarter of 2012 and is subject to customary regulatory approvals.  The general partner of KMP is owned by KMI.

Kinder Morgan Management, LLC
Shareholders of Kinder Morgan Management, LLC (NYSE: KMR) will also receive a $1.16 distribution ($4.64 annualized) payable on Nov. 14, 2011, to shareholders of record as of Oct. 31, 2011.  The distribution to KMR shareholders will be paid in the form of additional KMR shares.  The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR’s average closing price for the 10 trading days prior to KMR’s ex-dividend date.
Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company in North America.  KMP owns an interest in or operates approximately 28,000 miles of pipelines and 180 terminals.  Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel.  KMP is also the leading provider of CO2 for enhanced oil recovery projects in North America.  One of the largest publicly traded pipeline limited partnerships in America, KMP has an enterprise value of over $33 billion.  The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI).  Combined, KMI and KMP constitute the largest midstream energy entity in the United States with an enterprise value of approximately $55 billion.  For more information please visit www.kindermorgan.com.
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Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, Oct. 19, at www.kindermorgan.com for a LIVE webcast conference call on the company’s third quarter earnings.

CONTACTS
Larry Pierce	Mindy Mills Thornock
Media Relations	Investor Relations
(713) 369-9407	(713) 369-9490
www.kindermorgan.com

The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per unit, and segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments, or DD&A, and certain items, are presented in this news release.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance.  Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders on an ongoing basis.  Management uses this metric to evaluate our overall performance.  It also allows management to simply calculate the coverage ratio of estimated ongoing cash flows to expected cash distributions.  Distributable cash flow before certain items is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment.  This financial measure indicates to investors whether or not we typically are generating cash flow at a level that can sustain or support an increase in the quarterly distributions we are paying pursuant to our partnership agreement.  Our partnership agreement requires us to distribute all available cash.  Distributable cash flow before certain items and similar measures used by other publicly traded partnerships are also quantitative measures used in the investment community because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).  The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to make distributions to our investors.
We define distributable cash flow before certain items to be limited partners’ pretax income before certain items and DD&A, less cash taxes paid and sustaining capital expenditures for KMP, plus DD&A less sustaining capital expenditures for Rockies Express, Midcontinent Express, Fayetteville Express, KinderHawk through second quarter 2011, Eaglehawk  and Cypress, our equity method investees, less equity earnings plus cash distributions received for Express, Eagle Ford and Endeavor, additional equity investees.  Distributable cash flow before certain items per unit is distributable cash flow before certain items divided by average outstanding units.  “Certain items” are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, allocated compensation for which we will never be responsible, and results from assets prior to our ownership that are required to be reflected in our results due to accounting rules regarding entities under common control, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example legal
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settlements, hurricane impacts and casualty losses.  Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business’ ongoing cash generation capacity than a similar measure with the certain items included.  For similar reasons, management uses segment earnings before DD&A and certain items in its analysis of segment performance and managing our business.  We believe segment earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand the ability of our segments to generate cash on an ongoing basis.  We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions about allocating resources to our segments and assessing the segments’ respective performance.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income.  Our calculation of distributable cash flow before certain items, which begins with net income after subtracting certain items that are specifically identified in the accompanying tables, is set forth in those tables.  Net income before certain items is presented primarily because we use it in this calculation.  Segment earnings before DD&A as presented in our GAAP financials is the measure most directly comparable to segment earnings before DD&A and certain items.  Segment earnings before DD&A and certain items is calculated by removing the certain items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables, from segment earnings before DD&A.  In addition, segment earnings before DD&A as presented in our GAAP financials is included on the first page of the tables presenting our financial results.
Our non-GAAP measures described above should not be considered as an alternative to GAAP net income, segment earnings before DD&A or any other GAAP measure.  Distributable cash flow before certain items and segment earnings before DD&A and certain items are not financial measures in accordance with GAAP and have important limitations as analytical tools.  You should not consider either of these non-GAAP measures in isolation or as a substitute for an analysis of our results as reported under GAAP.  Because distributable cash flow before certain items excludes some but not all items that affect net income and because distributable cash flow measures are defined differently by different companies in our industry, our distributable cash flow before certain items may not be comparable to distributable cash flow measures of other companies.  Segment earnings before DD&A and certain items has similar limitations.  Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements.  Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.
# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Consolidated Statement of Income
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010

Revenues	$2,195.1	$2,060.0	$6,207.2	$6,151.1

Costs, Expenses and Other
Operating expenses	1,354.3	1,292.9	3,841.4	3,927.9
Depreciation, depletion and amortization	253.4	224.1	704.6	674.6
General and administrative	100.5	93.6	387.1	288.1
Taxes, other than income taxes	38.9	41.9	140.8	128.1
Other expense (income)	(0.9)	0.2	(14.9)	(6.4)
	1,746.2	1,652.7	5,059.0	5,012.3
Operating income	448.9	407.3	1,148.2	1,138.8

Other income (expense)
Earnings from equity investments	72.6	53.7	213.9	155.6
Amortization of excess cost of equity investments	(1.8)	(1.4)	(4.9)	(4.3)
Interest, net	(127.1)	(129.0)	(378.2)	(357.4)
Loss on remeasurement of previously held equity interest in KinderHawk to fair value	(167.2)	-	(167.2)	-
Other, net	3.1	5.4	11.1	9.8

Income before income taxes	228.5	336.0	822.9	942.5

Income taxes	(12.2)	(13.6)	(33.8)	(27.6)

Net income	216.3	322.4	789.1	914.9

Net income attributable to Noncontrolling Interests	(1.8)	(1.6)	(6.3)	(7.6)

Net income attributable to KMP	$214.5	$320.8	$782.8	$907.3

Calculation of Limited Partners’ interest in net income (loss) attributable to KMP
Income attributable to KMP	$214.5	$320.8	$782.8	$907.3
Less: General Partner’s interest	(298.2)	(267.3)	(871.0)	(609.0)
Limited Partners’ interest in net income (loss)	$(83.7)	$53.5	$(88.2)	$298.3

Limited Partners’ net income (loss) per unit:
Net income (loss)	$(0.25)	$0.17	$(0.27)	$0.98
Weighted average units outstanding	331.1	310.7	323.3	304.7

Declared distribution / unit	$1.16	$1.11	$3.45	$3.27

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
Segment earnings before DD&A and amortization of excess investments
Products Pipelines	$102.7	$167.5	$303.9	$339.1
Natural Gas Pipelines	80.8	187.3	484.7	592.9
CO2	294.8	221.5	823.2	724.1
Terminals	179.8	159.2	524.5	475.2
Kinder Morgan Canada	48.5	44.0	150.0	132.9
	$706.6	$779.5	$2,286.3	$2,264.2

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010

Segment earnings before DD&A and amortization of excess investments (1)
Products Pipelines	$177.9	$171.6	$533.0	$516.6
Natural Gas Pipelines	248.0	188.9	661.6	593.3
CO2	286.3	229.4	812.8	718.7
Terminals	180.4	164.0	516.7	473.9
Kinder Morgan Canada	48.5	44.0	147.8	132.9
Total	$941.1	$797.9	$2,671.9	$2,435.4

Segment DD&A and amortization of excess investments
Products Pipelines	$27.2	$26.4	$81.3	$77.7
Natural Gas Pipelines	49.2	31.3	113.2	92.6
CO2	115.7	110.9	329.0	341.1
Terminals	49.0	46.3	144.3	135.6
Kinder Morgan Canada	14.1	10.6	41.7	31.9
Total	$255.2	$225.5	$709.5	$678.9

Segment earnings contribution
Products Pipelines (1)	$150.7	$145.2	$451.7	$438.9
Natural Gas Pipelines (1)	198.8	157.6	548.4	500.7
CO2(1)	170.6	118.5	483.8	377.6
Terminals (1)	131.4	117.7	372.4	338.3
Kinder Morgan Canada (1)	34.4	33.4	106.1	101.0
General and administrative (1) (2)	(102.5)	(95.7)	(301.5)	(287.9)
Interest, net (1) (3)	(132.4)	(133.6)	(393.3)	(373.1)
Net income before certain items	451.0	343.1	1,267.6	1,095.5
Certain items
Allocated non-cash long-term compensation	-	(1.0)	(2.8)	(3.7)
Allocated non-cash employee growth share plan expense	0.2	-	(81.3)	-
Acquisition costs (4)	(0.1)	(0.9)	(1.2)	(2.9)
Legal expenses (5)	(0.3)	-	(0.9)	(1.6)
Legal reserves (6)	(69.3)	-	(234.3)	(158.0)
Environmental reserves	(5.6)	(2.5)	(6.8)	(2.5)
Mark to market and ineffectiveness of certain hedges (7)	8.5	(9.5)	10.4	4.6
Insurance deductible, casualty losses and reimbursements (8)	(1.2)	(5.0)	(0.1)	1.1
Gain (loss) on sale of assets and asset disposition expenses (9)	0.6	(1.9)	15.8	(17.4)
Loss on remeasurement of asset to fair value (10)	(167.2)	-	(167.2)	-
Prior period asset write-off (11)	-	-	(9.7)	-
Other (12)	(0.3)	0.1	(0.4)	(0.2)
Sub-total certain items	(234.7)	(20.7)	(478.5)	(180.6)
Net income	$216.3	$322.4	$789.1	$914.9
Less: General Partner’s interest in net income (13)	(298.2)	(267.3)	(871.0)	(609.0)
Less: Noncontrolling interests in net income	(1.8)	(1.6)	(6.3)	(7.6)
Limited Partners’ net income	$(83.7)	$53.5	$(88.2)	$298.3

Net income attributable to KMP before certain items	$446.2	$339.6	$1,254.8	$1,083.6
Less: General Partner’s interest in net income before certain items (12)	(300.5)	(267.5)	(875.7)	(610.8)
Less: General Partner ICT impact (14)	-	-	-	(166.6)
Limited Partners’ net income before certain items	145.7	72.1	379.1	306.2
Depreciation, depletion and amortization (14)	292.3	265.6	834.0	784.8
Book (cash) taxes - net	9.2	18.9	19.3	21.2
Express, Endeavor & Eagle Ford contribution	1.9	1.8	7.6	2.6
Sustaining capital expenditures (15)	(55.0)	(40.5)	(140.2)	(120.9)
DCF before certain items	$394.1	$317.9	$1,099.8	$993.9

Net income / unit before certain items	$0.44	$0.23	$1.17	$1.00
DCF / unit before certain items	$1.19	$1.02	$3.40	$3.26
Weighted average units outstanding	331.1	310.7	323.3	304.7

____________
Notes ($ million)
(1)	Excludes certain items:
3Q 2010 - Products Pipelines $(4.1), Natural Gas Pipelines $(1.6), CO2 $(7.9), Terminals $(4.8), general and administrative expense $(2.1), interest expense $(0.2).
YTD 2010 - Products Pipelines $(177.5), Natural Gas Pipelines $(0.4), CO2 $5.4, Terminals $1.3, general and administrative expense $(8.6), interest expense $(0.8).
3Q 2011 - Products Pipelines $(75.2), Natural Gas Pipelines $(167.2), CO2 $8.5, Terminals $(0.6), general and administrative expense $(0.1), interest expense $(0.1).
YTD 2011 - Products Pipelines $(229.1), Natural Gas Pipelines $(176.9), CO2 $10.4, Terminals $7.8, KMC $2.2, general and administrative expense $(92.4), interest expense $(0.5).
(2)	General and administrative expense includes income tax that is not allocable to the segments: 3Q 2010 - $4.2, YTD 2010 - $8.4 and 3Q 2011 - $2.1, YTD 2011 - $6.8.
(3)	Interest expense excludes interest income that is allocable to the segments: 3Q 2010 - $4.8, YTD 2010 - $16.5 and 2Q 2011 - $5.4, YTD 2011 - $15.6.
(4)	Acquisition expense items related to closed acquisitions.
(5)	Legal expenses associated with Certain Items such as legal settlements and pipeline failures.
(6)	Legal reserve adjustments related to rate case and other litigation matters of west coast Products Pipelines.
(7)	Actual gain or loss will continue to be taken into account in earnings before DD&A at time of physical transaction.
(8)	Insurance deductible, write-off of assets, expenses and insurance reimbursements related to casualty losses.
(9)	Gain or loss on sale of assets, expenses related to the preparation of assets for sale and, when applicable, the revaluation of remaining interest to fair value.
(10)	Loss on remeasurement of previously held equity interest in KinderHawk to fair value.
(11)	Natural Gas Pipelines write-off of receivable for fuel under-collected prior to 2011.
(12)	Imputed interest on Cochin acquisition, FX gain on Cochin note payable, and Terminals overhead credit on certain items capex.
(13)	General Partner’s interest in net income reflects a reduction for the KinderHawk acquisition GP incentive giveback of $5.8 in 3Q and $11.1 YTD 2010 and $7.1 in 3Q and $21.3 YTD 2011.
(14)
Includes Kinder Morgan Energy Partner’s (KMP) share of Rockies Express (REX), Midcontinent Express (MEP), Fayetteville Express (FEP 2011), KinderHawk, Cypress (2011), and EagleHawk (2011) DD&A: 3Q 2010 - $40.1, YTD 2010 $105.9 and  3Q 2011 - $37.1, YTD 2011 - $124.5.

(15)	Includes KMP share of REX, MEP, FEP, KinderHawk, Cypress (2011), and EagleHawk (2011) sustaining capital expenditures of $0.0 in 3Q 2010, $0.1 YTD 2010, and $0.5 in 3Q 2011, $3.0 YTD 2011.

Volume Highlights
(historical pro forma for acquired assets)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010

Products Pipelines
Pacific, Calnev, and CFPL (MMBbl)
Gasoline (1)	70.6	73.9	205.7	215.0
Diesel	28.9	28.3	82.0	80.0
Jet Fuel	21.7	21.2	64.0	61.6
Sub-Total Refined Product Volumes - excl. Plantation	121.2	123.4	351.7	356.6
Plantation (MMBbl)
Gasoline	31.1	28.3	91.5	84.4
Diesel	8.3	10.1	28.7	29.5
Jet Fuel	6.4	5.9	18.9	16.5
Sub-Total Refined Product Volumes - Plantation	45.8	44.3	139.1	130.4
Total (MMBbl)
Gasoline (1)	101.7	102.2	297.2	299.4
Diesel	37.2	38.4	110.7	109.5
Jet Fuel	28.1	27.1	82.9	78.1
Total Refined Product Volumes	167.0	167.7	490.8	487.0
NGL's (2)	7.6	6.7	19.8	18.3
Total Delivery Volumes (MMBbl)	174.6	174.4	510.6	505.3
Ethanol (MMBbl) (3)	8.0	7.6	23.0	22.4

Natural Gas Pipelines (4)
Transport Volumes (Bcf)	738.5	658.6	2,167.5	1,925.6
Sales Volumes (Bcf)	215.1	214.1	598.7	602.1

CO2
Southwest Colorado Production - Gross (Bcf/d) (5)	1.2	1.2	1.2	1.2
Southwest Colorado Production - Net (Bcf/d) (5)	0.5	0.5	0.5	0.5
Sacroc Oil Production - Gross (MBbl/d) (6)	29.4	29.0	28.9	29.4
Sacroc Oil Production - Net (MBbl/d) (7)	24.5	24.2	24.1	24.5
Yates Oil Production - Gross (MBbl/d) (6)	21.5	23.2	21.7	24.4
Yates Oil Production - Net (MBbl/d) (7)	9.5	10.3	9.6	10.8
Katz Oil Production - Gross (MBbl/d) (6)	0.5	0.3	0.3	0.3
Katz Oil Production - Net (MBbl/d) (7)	0.4	0.2	0.3	0.3
NGL Sales Volumes (MBbl/d) (8)	8.4	10.0	8.4	9.9
Realized Weighted Average Oil Price per Bbl (9) (10)	$70.43	$59.54	$69.54	$59.88
Realized Weighted Average NGL Price per Bbl (10)	$68.86	$46.73	$65.53	$50.06

Terminals
Liquids Leasable Capacity (MMBbl)	59.5	58.2	59.5	58.2
Liquids Utilization %	93.2%	96.2%	93.2%	96.2%
Bulk Transload Tonnage (MMtons)	26.6	24.1	75.5	71.4
Ethanol (MMBbl)	15.5	14.1	44.9	44.2

Trans Mountain (MMBbls - mainline throughput)	25.6	27.2	75.2	79.3
____________
(1)	Gasoline volumes include ethanol pipeline volumes.
(2)	Includes Cochin and Cypress.
(3)	Total ethanol handled including pipeline volumes included in gasoline volumes above.
(4)	Includes KMIGT, Texas Intrastates, KMNTP, Monterrey, Trailblazer, TransColorado, REX, MEP, KMLA, and FEP (beginning in 2011) pipeline volumes.
(5)	Includes McElmo Dome and Doe Canyon sales volumes.
(6)	Represents 100% production from the field.
(7)	Represents KMP's net share of the production from the field.
(8)	Net to KMP.
(9)	Includes all KMP crude oil properties.
(10)	Hedge gains/losses for Oil and NGLs are included with Crude Oil.

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET
(Unaudited)
(in millions)

	September 30, 2011	December 31, 2010
ASSETS

Cash and cash equivalents	$271	$129
Other current assets	1,135	1,158
Property, plant and equipment, net	15,344	14,603
Investments	3,272	3,886
Goodwill, deferred charges and other assets	3,556	2,085
TOTAL ASSETS	$23,578	$21,861

LIABILITIES AND PARTNERS’ CAPITAL

Liabilities
Notes payable and current maturities of long-term debt	$1,845	$1,262
Other current liabilities	1,226	1,502
Long-term debt	10,662	10,277
Value of interest rate swaps	1,071	605
Other	1,050	922
Total liabilities	15,854	14,568

Partners’ capital
Accumulated other comprehensive income (loss)	173	(186)
Other partners’ capital	7,464	7,397
Total KMP partners’ capital	7,637	7,211
Noncontrolling interests	87	82
Total partners’ capital	7,724	7,293
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$23,578	$21,861

Total Debt, net of cash and cash equivalents, and excluding the value of interest rate swaps	$12,236	$11,410

Segment earnings before DD&A and certain items	$3,713	$3,457
G&A	(389)	(375)
Income taxes	50	36
EBITDA(1) (2)	$3,374	$3,118

Debt to EBITDA	3.6	3.7

____________
(1)	EBITDA is last twelve months.
(2)	EBITDA includes add back of KMP's share of REX, MEP, FEP, KinderHawk (through 2Q 2011), Cypress, and EagleHawk (beginning 3Q 2011) DD&A.